AZZ Inc. Reports Financial Results for the
First Quarter of Fiscal Year 2019

First Quarter Fiscal Year 2019 earnings per share of $0.60 on revenues of $262.2 million

First Quarter Fiscal Year 2019 bookings of $320.5 million, resulting in backlog of $329.7 million

Management reaffirms earnings per share guidance range for Fiscal 2019 of $1.75 to $2.25 and sales of $900 million to $960 million

July 3, 2018 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended May 31, 2018.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “I am pleased to announce that we have started off fiscal year 2019 on a positive note, with 27.7% revenue growth year-over-year     driven by strength in both our Energy and Metal Coatings segments. Overall, our bookings were up strongly in the quarter, growing to $320.5 million compared to $193.8 million in the first quarter last year. We booked some larger electrical projects in China, executed on meaningful refinery projects both domestically and internationally, and saw renewed demand in our metal coating segment that resulted in record quarterly sales of $115.3 million. The increase in bookings establishes a solid base of backlog to support our plan for the balance of this fiscal year.”

“Metal Coatings segment revenue was up compared to the first quarter of last year. Operating margins were 21.9%, recovering sequentially from the 18.5% operating margin in the fourth quarter of fiscal 2018,” Ferguson noted. “We are pleased with the operating results, and we recognize that there are still headwinds in the galvanizing market due to both zinc and labor costs, but I am cautiously optimistic for this year. We believe that our Metal Coatings segment is well positioned for new revenue streams with our new powder coating facility in Crowley Texas, as well as our the two most recent Metal Coatings acquisitions of Enhanced Powder Coating, and Rogers Brothers Galvanizing. In addition, our new operation for AZZ’s GalvaBar™ continuous galvanized rebar business is gaining traction.”

Mr. Ferguson continued, “I am particularly happy to see our Energy segment’s Welding Solutions group execute on several domestic refinery turnarounds, as well as several larger projects overseas. We are committed and focused on delivering organic growth and driving operational efficiencies including additional metal coatings offerings to drive future sales and maintaining an active M&A program to support our strategic growth initiatives. Looking forward, we are reaffirming our previously issued fiscal 2019 guidance of earnings per share in the range of $1.75 to $2.25 per diluted share and annual sales in the range of $900 million to $960 million. While we are somewhat optimistic at this point, we remain cautious due to the uncertainty related to tariffs and the Chinese trade situation, as well as the tighter market for craft labor.”

First Quarter Results

Revenues for the first quarter of fiscal year 2019 were $262.2 million compared to $205.3 million for the same quarter last year, an increase of 27.7%. Net income for the first quarter increased 30.3% to $15.7 million, or $0.60 per diluted share, compared to net income of $12.1 million, or $0.46 per diluted share, for the first quarter of fiscal year 2018.

Gross margins for the first quarter of fiscal year 2019 were 22.4% compared to 23.1% in the first quarter of last year. Operating margins were 9.0% compared to 9.8% the first quarter of fiscal year 2018 as SG&A as a percentage of sales rose to 13.4% of sales compared to 13.3% of sales in the prior year. Additionally, the effective tax rate decreased to 22.0% in the current quarter compared to 28.4% in the first quarter of the prior year.

Incoming orders for the quarter were $320.5 million while shipments for the quarter totaled $262.2 million, resulting in a book to ship ratio of 1.22. In the first quarter of fiscal year 2018 incoming orders were $193.8 million, resulting in a book to ship ratio of 0.94. Our backlog at the end of the first quarter of fiscal year 2019 increased 7.6% to $329.7 million compared to $306.4 million for the first quarter of last year. Approximately 43% of the current backlog is expected to be delivered outside the U.S., compared to 41% in the first quarter of fiscal year 2018.

Energy Segment

Revenues for the Energy segment for the first quarter of fiscal year 2019 were $147.0 million as compared to $113.2 million for the same quarter last year, an increase of 29.8%. Gross profit rose 29.9% to $29.6 million compared to $22.8 million for the same period last year, with flat gross margins of 20.1% in both periods. Operating income for the Energy segment increased 48.4% to $10.0 million compared to $6.7 million for the same period last year. Operating margins for the first quarter of fiscal year 2019 rose to 6.8% as compared to 5.9% in the prior year period primarily as a result of lower SG&A as a percentage of sales. Sequentially, operating margins improved 560 basis points from 1.2% in the fourth quarter of fiscal 2018.

Metal Coatings Segment

Revenues for the Metal Coatings segment for the first quarter of fiscal year 2019 were a record $115.3 million, compared to the $92.1 million for the same period of last year, an increase of 25.2%.
Gross profit rose 18.4% to $29.2 million from $24.6 million in the same quarter last year, driving gross margins of 25.3% compared to 26.7% in the same quarter last year. Operating income was $25.2 million as compared to $21.2 million in the first quarter last year. As a result, operating margins for the first quarter of fiscal year 2019 decreased slightly to 21.9%, compared to 23.1% in the same period last year, and sequentially up from 18.5% operating margin in the fourth quarter of fiscal 2018.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2019 at 11:00 A.M. ET on Tuesday, July 3, 2018. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10121541, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	May 31, 2018	May 31, 2017

Net sales	$262,236	$205,283
Costs of sales	203,531	157,901
Gross margin	58,705	47,382

Selling, general and administrative	35,009	27,359
Operating income	23,696	20,023

Interest expense	3,838	3,360
Other income, net	(291)	(185)
Income before income taxes	20,149	16,848
Income tax expense	4,431	4,786
Net income	$15,718	$12,062
Earnings per common share
Basic	$0.60	$0.46
Diluted	$0.60	$0.46

Diluted average shares outstanding	26,034	26,093

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended
	May 31, 2018	May 31, 2017

Net sales:
Energy	$146,986	$113,206
Metal Coatings	115,250	92,077
	$262,236	$205,283

Segment operating income (loss):
Energy	$9,958	$6,711
Metal Coatings	25,184	21,242
Corporate	(11,446)	(7,930)
	$23,696	$20,023

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31, 2018	February 28, 2018

Assets:
Current assets	$375,370	$329,154
Net property, plant and equipment	214,341	216,855
Other assets, net	480,473	482,200
Total assets	$1,070,184	$1,028,209

Liabilities and shareholders’ equity:
Current liabilities	$126,900	$131,739
Long term debt due after one year, net	322,146	286,609
Other liabilities	44,738	44,658
Shareholders’ equity	576,400	565,203
Total liabilities and shareholders’ equity	$1,070,184	$1,028,209

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	May 31, 2018	May 31, 2017

Net cash used in operating activities	$(12,366)	$(15,804)
Net cash used in investing activities	(10,847)	(9,970)
Net cash provided by financing activities	16,796	20,890
Effect of exchange rate changes on cash	(498)	(81)
Net increase (decrease) in cash and cash equivalents	$(6,915)	$(4,965)
Cash and cash equivalents at beginning of period	20,853	11,302
Cash and cash equivalents at end of period	$13,938	$6,337

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